Newell Brands Announces Third Quarter 2025 Results
EPS Ahead of Last Year
Updates Outlook for Full Year 2025

ATLANTA, GA – October 31, 2025 – Newell Brands (NASDAQ: NWL) today announced its third quarter 2025 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "Our turnaround continues to advance, even as Newell and the broader industry navigated significant trade disruptions in the third quarter. Our team responded swiftly with strategic measures including sourcing changes, pricing actions, and productivity initiatives to mitigate the impact. Sales were affected by reduced retail inventory levels, softness in international markets—particularly in Brazil—and moderated demand following tariff driven pricing actions. We believe the retailer inventory adjustment was a one-time event, as tariff-related inventory values were absorbed and retailer delivery preferences shifted away from direct import. Looking ahead, we expect our international business to return to growth in the fourth quarter. Competitive pricing actions are gaining traction, especially in key categories like Writing, where our strong domestic manufacturing base gives us a distinct advantage. We are confident that our decisive actions are paving the way for the company to return to sustainable top-line growth in the future."

Mark Erceg, Newell Brands Chief Financial Officer, said, "Newell Brands' third quarter results included a number of positives despite a challenging top line. First, gross margin would have expanded by 55 basis points in the third quarter if not for the temporary impact of one-time China tariffs. Second, we continued to invest behind innovation and brand building with advertising and promotion at the highest rate, as a percentage of sales, in nearly 10 years. Third, normalized overheads as a percentage of sales declined for the first time in three years, dropping by approximately 120 basis points and, looking forward, we expect this trend to continue as we continue to focus on improving the efficiency of our operating model and deploy leading edge AI tools across the organization."

Third Quarter 2025 Highlights
–Net sales were $1.8 billion, a decline of 7.2% compared with the prior year period. Core sales declined 7.4% compared with the prior year period.
–Gross margin decreased to 34.1% compared with 34.9% in the prior year period. Normalized gross margin decreased to 34.5% compared with 35.4% in the prior year period.
–Operating margin improved to 6.6% compared with negative 6.2% in the prior year period. Normalized operating margin decreased to 8.9% compared with 9.5% in the prior year period.
–Net income was $21 million compared with net loss of $198 million in the prior year period. Normalized net income was $70 million compared with $69 million in the prior year period.
–Diluted EPS was $0.05 compared with diluted loss per share of $0.48 in the prior year period. Normalized diluted EPS was $0.17 compared with $0.16 in the prior year period.
–Normalized EBITDA was $225 million compared with $250 million in the prior year period.
–Updated full year 2025 outlook.

Third Quarter 2025 Operating Results

Net sales were $1.8 billion, a decline of 7.2% compared with the prior year period, reflecting a core sales decline of 7.4% and favorable foreign exchange.

Gross margin was 34.1% compared with 34.9% in the prior year period, with the positive impact from gross productivity and pricing more than offset by headwinds from tariff costs, volume declines and inflation. Gross margin would have expanded by 55 basis points in the third quarter if not for the temporary $24 million impact of one-time China tariffs. Normalized gross margin was 34.5% compared with 35.4% in the prior year period.

Operating income was $119 million compared with operating loss of $121 million in the prior year period. Operating margin was 6.6% compared with negative 6.2% in the prior year period. The prior year period included a non-cash impairment charge of $260 million related to acquired intangible assets. The improvement in the current period also reflects savings from restructuring actions and lower restructuring and restructuring-related charges in the current quarter, partially offset by higher advertising and promotion spend. Normalized operating income was $162 million, or 8.9% of sales, compared with $185 million, or 9.5% of sales, in the prior year period.

Net interest expense was $83 million compared with $75 million in the prior year period.

Income tax provision was $21 million compared with benefit of $7 million in the prior year period. The normalized income tax provision was $6 million compared with $34 million in the prior year period.

Net income was $21 million compared with a net loss of $198 million in the prior year period. Normalized net income was $70 million compared with $69 million in the prior year period. Normalized EBITDA was $225 million compared with $250 million in the prior year period.

Diluted EPS was $0.05 compared with diluted loss per share of $0.48 from the prior year period. Normalized diluted EPS was $0.17 compared with $0.16 in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Year-to-date operating cash flow was $103 million compared with $346 million in the prior year period. The current year operating cash flow was impacted by a use of working capital due to lapping of significant prior year reductions and cash tariff costs, as well as a lower cash bonus payout in the prior year.

At the end of the third quarter, Newell Brands had debt outstanding of $4.8 billion and cash and cash equivalents of $229 million, compared with $5.0 billion and $494 million, respectively, at the end of the third quarter of 2024.

Third Quarter 2025 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $942 million compared with $1.0 billion in the prior year period, reflecting a core sales decline of 9.8%, as well as the impact of favorable foreign exchange. Operating income was $40 million, or 4.2% of sales, compared with operating loss of $94 million, or negative 9.0% of sales, in the prior year period. Normalized operating income was $64 million, or 6.8% of sales, compared with $122 million, or 11.7% of sales, in the prior year period.

The Learning & Development segment generated net sales of $681 million compared with $717 million in the prior year period, reflecting a core sales decline of 5.6%, as well as the impact of favorable foreign exchange. Operating income was $124 million, or 18.2% of sales, compared with $75 million, or 10.5% of sales, in the prior period. Normalized operating income was $130 million, or 19.1% of sales, compared with $154 million, or 21.5% of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $183 million in both the current and prior year period, reflecting a core sales decline of 0.9%, which was equal to the impact of favorable foreign exchange. Operating loss was $8 million, or negative 4.4% of sales, compared with $23 million, or negative 12.6% of sales, in the prior year period. Normalized operating loss was $1 million, or negative 0.5% of sales, compared with $15 million, or negative 8.2% of sales, in the prior year period.

Outlook

The Company initiated its outlook for the fourth quarter and updated its outlook for the full year 2025. Included in the full year 2025 updated outlook, the Company is estimating an incremental cash tariff cost, compared to 2024, of approximately $180 million. Of this, the gross profit impact, prior to mitigating actions in 2025, is estimated to be approximately $115 million, or $0.23 per share after tax, compared to 2024.

	Q4 2025 Outlook	Updated Full Year 2025 Outlook
Net Sales	(4.0%) to (1.0%)	(5.0%) to (4.5%)
Core Sales	(5.0%) to (3.0%)	(5.0%) to (4.0%)
Normalized Operating Margin	9.0% to 9.5%	8.4% to 8.6%
Normalized EPS	$0.16 to $0.20	$0.56 to $0.60

The Company updated its outlook for full year 2025 operating cash flow to a range of $250 million to $300 million.

The Company has presented forward-looking statements regarding core sales, normalized operating margin and normalized EPS. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized EPS to the most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ third quarter 2025 earnings conference call will be held today, October 31, at 7:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the Company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the Company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance and liquidity using the same tools that management uses to evaluate the Company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, changes in foreign exchange and customer returns due to a product recall from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The Company’s management believes that “normalized” gross margin, "normalized" overheads, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses; impairment charges; amortization of acquisition-related intangible assets; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; inflationary adjustments and one-time and other events such as expenses related to certain legal proceedings, costs related to the extinguishment of debt; certain tax benefits and charges; pension settlement charges; costs related to a product recall; certain facility fire related costs; and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The Company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

The Company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents.

While the Company believes these non-GAAP financial measures are useful in evaluating the Company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the Company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Joanne Freiberger	Danielle Clark
SVP, Investor Relations & Chief Communications Officer	Director, External Communications
+1 (727) 947-0891	+1 (404) 783-0419
joanne.freiberger@newellco.com	danielle.clark@newellco.com

Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with the Realignment Plan announced in January 2024, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•the Company’s ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailers' inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•the Company’s dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•the Company’s ability to improve productivity, reduce complexity and streamline operations;
•risks related to the Company’s substantial indebtedness, potential increases in interest rates or changes in the Company’s credit ratings including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•the impact on the Company’s operations and financial condition resulting from the current global macroeconomic environment, including the impact of tariffs imposed by the U.S. and retaliatory tariffs imposed by foreign countries, and the Company’s ability to effectively execute its mitigation plans;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of the Company’s customers;
•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts including those between Russia and Ukraine and in the Middle East;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and the Company’s ability to offset cost increases through pricing and productivity in a timely manner;
•the Company’s ability to effectively execute its turnaround plan, including the Realignment Plan and other restructuring and cost saving initiatives;

•the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of the Company’s assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•the Company’s ability to maintain effective internal control over financial reporting;
•risk associated with the use of artificial intelligence in the Company’s operations and the Company’s ability to properly manage such use;
•a failure or breach of one of the Company’s key information technology systems, networks, processes or related controls or those of the Company’s service providers;
•the impact of United States and foreign regulations on the Company’s operations, including environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•the Company’s ability to protect its intellectual property rights;
•the impact of climate change and the increased focus of governmental and non-governmental organizations and customers on sustainability issues, as well as external expectations related to environmental, social and governance considerations;
•significant increases in the funding obligations related to the Company’s pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, soft global demand, major retailers' focus on tight control over inventory levels, elevated interest rates and indirect macroeconomic impacts from geopolitical conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense or impairment charges.

The information contained in this press release and the tables is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct.

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Net sales	$1,806	$1,947	(7.2)%	$5,307	$5,633	(5.8)%
Cost of products sold	1,190	1,268		3,503	3,751
Gross profit	616	679	(9.3)%	1,804	1,882	(4.1)%
Selling, general and administrative expenses	492	536	(8.2)%	1,471	1,518	(3.1)%
Restructuring costs, net	5	4		22	40
Impairment of goodwill, intangibles and other assets	—	260		—	266
Operating income (loss)	119	(121)	NM	311	58	NM
Non-operating expenses:
Interest expense, net	83	75		237	223
Loss on extinguishment and modification of debt	—	—		13	1
Other (income) expense, net	(6)	9		3	15
Income (loss) before income taxes	42	(205)	NM	58	(181)	NM
Income tax provision (benefit)	21	(7)		28	(19)
Net income (loss)	$21	$(198)	NM	$30	$(162)	NM

Weighted average common shares outstanding:
Basic	419.1	416.0		417.9	415.3
Diluted	423.5	416.0		422.4	415.3
Earnings (loss) per share:
Basic	$0.05	$(0.48)		$0.07	$(0.39)
Diluted	$0.05	$(0.48)		$0.07	$(0.39)

Dividends per share	$0.07	$0.07		$0.21	$0.21
NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$229	$198
Accounts receivable, net	943	878
Inventories	1,456	1,400
Prepaid expenses and other current assets	312	299
Total current assets	2,940	2,775
Property, plant and equipment, net	1,211	1,157
Operating lease assets	460	466
Goodwill	3,100	3,038
Other intangible assets, net	1,999	2,008
Deferred income taxes	807	806
Other assets	770	754
Total assets	$11,287	$11,004

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$902	$891
Other accrued liabilities	1,449	1,459
Short-term debt and current portion of long-term debt	237	87
Total current liabilities	2,588	2,437
Long-term debt	4,540	4,508
Deferred income taxes	102	178
Operating lease liabilities	436	418
Other noncurrent liabilities	924	712
Total liabilities	8,590	8,253

Total stockholders' equity	2,697	2,751
Total liabilities and stockholders' equity	$11,287	$11,004

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$30	$(162)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	231	245
Impairment of goodwill, intangibles and other assets	—	266
(Gain) loss from sale of businesses and investments	(12)	2
Deferred income taxes	16	(9)
Stock based compensation expense	46	49
Loss on extinguishment and modification of debt	13	1
Other, net	(14)	(10)
Changes in operating accounts:
Accounts receivable	(13)	238
Inventories	(2)	(138)
Accounts payable	(14)	41
Accrued liabilities and other, net	(178)	(177)
Net cash provided by operating activities	103	346
Cash flows from investing activities:
Capital expenditures	(177)	(163)
Proceeds from sale of divested businesses and investments	22	14
Proceeds from settlement of swaps	25	25
Other investing activities, net	15	17
Net cash used in investing activities	(115)	(107)
Cash flows from financing activities:
Proceeds from short-term debt, net	150	39
Proceeds from short-term debt with original maturities greater than 90 days	—	431
Payments on short-term debt with original maturities greater than 90 days	—	(431)
Payments on current portion of long-term debt	(1,235)	—
Net proceeds from issuance of long-term debt	1,235	—
Debt extinguishment and modification costs	(9)	(6)
Cash dividends	(90)	(89)
Equity compensation activity and other, net	8	(8)
Net cash provided by (used in) financing activities	59	(64)
Exchange rate effect on cash, cash equivalents and restricted cash	3	(15)
Increase in cash, cash equivalents and restricted cash	50	160
Cash, cash equivalents and restricted cash at beginning of period	219	361
Cash, cash equivalents and restricted cash at end of period	$269	$521

Supplemental disclosures:
Restricted cash at beginning of period	$21	$29
Restricted cash at end of period	40	27

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

The following tables present a reconciliation of certain non-GAAP financial measures to the most directly comparable financial measures in accordance with GAAP for the three and nine months ended September 30, 2025 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating the Company’s performance and operating results absent the effect of certain items that are deemed to be stand-alone items apart from the Company’s core operations (“Normalized Adjustments”). While these costs or gains are not expected to continue for any individual transaction on an ongoing basis, similar types of costs, expenses and charges or gains have occurred in prior periods.

Normalized Adjustments in 2025 and 2024 include the following:

Restructuring and restructuring-related costs
The company incurs restructuring and restructuring-related costs in connection with various discrete initiatives, including previously disclosed initiatives such as our 2024 Realignment Plan as well as other discrete actions. Restructuring charges primarily relate to severance and other employee termination costs as well as contract termination and other costs. Restructuring-related costs are costs that are directly attributable to a restructuring action or exit activity and would not have been incurred absent the action. Restructuring-related costs primarily relate to duplicative costs pending facility closure, asset valuation adjustments and disposal gains and consulting costs. Restructuring-related costs primarily related to manufacturing and distribution personnel, facilities and assets are generally recorded in cost of products sold, while restructuring-related costs primarily related to office facilities and assets and professional or clerical personnel are generally recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. Restructuring charges primarily related to the Realignment Plan for the three and nine months ended September 30, 2025 and 2024.

Amortization expense and impairments of acquired intangible assets	Represents the amortization expense and impairment charges associated with acquired intangible assets.
Argentina hyperinflationary currency movements	Represents the favorable or unfavorable movement in Argentine pesos related to our subsidiary operating in Argentina, which is considered a hyperinflationary economy.
(Gain) loss on divestitures and transaction costs	Represents the gain or loss on disposal of business or investment, which represents the difference between the fair value (less costs to sell) and carrying value of the business or investment being disposed, as well as transaction costs associated with acquisitions and divestitures.
Other adjustments	Primarily includes loss on extinguishment and modification of debt, recall costs for certain French Door Countertop Ovens, fire-related costs, net of insurance recoveries and expenses related to that legal proceeding in U.S. Tax Court which is disclosed in Footnote 10 (Income Taxes) to our condensed consolidated financial statements contained in our most recent quarterly report on form 10-Q.
Normalized income tax adjustments
The Company uses a “with” and “without” approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year-to-date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit. In addition, normalized income tax adjustments includes the income tax expense ($30 million and $11 million for the three months ended September 30, 2025 and 2024, respectively, $52 million and $33 million for the nine months ended September 30, 2025 and 2024, respectively) that results from the amortization of a prior year normalized tax benefit. The three and nine months ended September 30, 2025 also includes a net charge of $5 million and $9 million, respectively, related to certain discrete items including (1) an incremental tax charge relating to the Company’s transition tax associated with the implementation of the Tax Cuts and Jobs Act in 2017 and (2) remeasurement of deferred taxes resulting from a change in a U.S. state income tax rate and surrender of insurance policies previously accounted for as a permanent difference.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross profit, as reported under GAAP	$616	$679	$1,804	$1,882
As a % of net sales	34.1%	34.9%	34.0%	33.4%

Normalized Adjustments:
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	—	6	1	15
Duplicative costs pending facility closure or exit of business activity	—	2	3	3
Argentina hyperinflationary charge	2	3	6	9
Other, net	7	—	7	—
Normalized gross profit	$625	$690	$1,821	$1,909
As a % of net sales [1]	34.5%	35.4%	34.3%	33.9%

Operating income (loss), as reported under GAAP	$119	$(121)	$311	$58
As a % of net sales	6.6%	(6.2)%	5.9%	1.0%

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	4	4	21	36
Contract termination and other costs	1	—	1	4
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	3	9	15	24
Duplicative costs pending facility closure or exit of business activity	1	3	9	6
Consulting costs	(1)	1	(1)	7
Amortization of acquired intangible assets	24	25	70	75
Impairment of acquired intangible assets	—	260	—	260
(Gain) loss on divestitures and transaction costs	1	2	1	1
Argentina hyperinflationary charge	2	3	6	9
Other, net	8	(1)	8	(1)
Total normalized adjustments to operating income (loss), as reported under GAAP	43	306	130	421
Normalized operating income	$162	$185	$441	$479
As a % of net sales [1]	8.9%	9.5%	8.3%	8.5%

[1] For the three and nine months ended September 30, 2025, normalized gross profit and normalized operating income as percentage of net sales are calculated using net sales that excludes the $5 million impact of returns related to certain French Door Countertop Ovens recall for purposes of comparability.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Income (loss) before income taxes, as reported under GAAP	$42	$(205)	$58	$(181)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	4	4	21	36
Contract termination and other costs	1	—	1	4
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	3	9	15	24
Duplicative costs pending facility closure or exit of business activity	1	3	9	6
Consulting costs	(1)	1	(1)	7
Amortization of acquired intangible assets	24	25	70	75
Impairment of acquired intangible assets	—	260	—	260
(Gain) loss on divestitures and transaction costs	(11)	3	(12)	(1)
Argentina hyperinflationary charge	6	5	14	13
Other, net	7	(2)	22	(1)
Normalized income before income taxes	$76	$103	$197	$242

Income tax provision (benefit), as reported under GAAP	$21	$(7)	$28	$(19)
Effective income tax rates, as reported under GAAP	50.0%	(3.4)%	48.3%	(10.5)%

Normalized income tax adjustments	(15)	41	4	44
Normalized income tax provision	$6	$34	$32	$25
Effective income tax rates, as adjusted	7.9%	33.0%	16.2%	10.3%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net income (loss), as reported under GAAP	$21	$(198)	$30	$(162)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	4	4	21	36
Contract termination and other costs	1	—	1	4
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	3	9	15	24
Duplicative costs pending facility closure or exit of business activity	1	3	9	6
Consulting costs	(1)	1	(1)	7
Amortization of acquired intangible assets	24	25	70	75
Impairment of acquired intangible assets	—	260	—	260
(Gain) loss on divestitures and transaction costs	(11)	3	(12)	(1)
Argentina hyperinflationary charge	6	5	14	13
Other, net	7	(2)	22	(1)
Normalized income tax adjustments	15	(41)	(4)	(44)
Total normalized adjustments, net of tax	49	267	135	379
Normalized net income	$70	$69	$165	$217

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Weighted average common shares outstanding:
Basic	419.1	416.0	417.9	415.3
Diluted	423.5	418.5	422.4	418.1

Diluted earnings (loss) per share, as reported under GAAP	$0.05	$(0.48)	$0.07	$(0.39)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	0.01	0.01	0.05	0.09
Contract termination and other costs	—	—	—	0.01
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	0.01	0.02	0.04	0.06
Duplicative costs pending facility closure or exit of business activity	—	0.01	0.02	0.01
Consulting costs	—	—	—	0.02
Amortization of acquired intangible assets	0.06	0.06	0.17	0.18
Impairment of acquired intangible assets	—	0.62	—	0.62
(Gain) loss on divestitures and transaction costs	(0.03)	0.01	(0.03)	—
Argentina hyperinflationary charge	0.01	0.01	0.03	0.03
Other, net	0.02	—	0.05	—
Normalized income tax adjustments	0.04	(0.10)	(0.01)	(0.11)
Normalized diluted earnings per share *	$0.17	$0.16	$0.39	$0.52
*Totals may not add due to rounding

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended September 30, 2025						Three Months Ended September 30, 2024						Change
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items *	Normalized Operating Income (Loss) [1]	Normalized Operating Margin [2]	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items *	Normalized Operating Income (Loss) [1]	Normalized Operating Margin	Net Sales		Normalized Operating Income (Loss)

													$	%	$	%
Home and Commercial Solutions	$942	$40	4.2%	$24	$64	6.8%	$1,047	$(94)	(9.0)%	$216	$122	11.7%	$(105)	(10.0)%	$(58)	(47.5)%
Learning and Development	681	124	18.2%	6	130	19.1%	717	75	10.5%	79	154	21.5%	(36)	(5.0)%	(24)	(15.6)%
Outdoor and Recreation	183	(8)	(4.4)%	7	(1)	(0.5)%	183	(23)	(12.6)%	8	(15)	(8.2)%	—	—%	14	93.3%
Corporate	—	(37)	—%	6	(31)	—%	—	(79)	—%	3	(76)	—%	—	—%	45	59.2%
	$1,806	$119	6.6%	$43	$162	8.9%	$1,947	$(121)	(6.2)%	$306	$185	9.5%	$(141)	(7.2)%	$(23)	(12.4)%

	Nine Months Ended September 30, 2025						Nine Months Ended September 30, 2024						Change
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items *	Normalized Operating Income (Loss) [1]	Normalized Operating Margin [2]	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items *	Normalized Operating Income (Loss) [1]	Normalized Operating Margin	Net Sales		Normalized Operating Income (Loss)

													$	%	$	%
Home and Commercial Solutions	$2,646	$62	2.3%	$66	$128	4.8%	$2,902	$(30)	(1.0)%	$267	$237	8.2%	$(256)	(8.8)%	$(109)	(46.0)%
Learning and Development	2,062	424	20.6%	16	440	21.3%	2,089	374	17.9%	96	470	22.5%	(27)	(1.3)%	(30)	(6.4)%
Outdoor and Recreation	599	(5)	(0.8)%	17	12	2.0%	642	(52)	(8.1)%	27	(25)	(3.9)%	(43)	(6.7)%	37	NM
Corporate	—	(170)	—%	31	(139)	—%	—	(234)	—%	31	(203)	—%	—	—%	64	31.5%
	$5,307	$311	5.9%	$130	$441	8.3%	$5,633	$58	1.0%	$421	$479	8.5%	$(326)	(5.8)%	$(38)	(7.9)%
NM - NOT MEANINGFUL
[1]Refer to Total normalized adjustments to operating income (loss), as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and nine months ended September 30, 2025 and 2024 in this release for further information.
[2]For the three and nine months ended September 30, 2025 consolidated normalized operating margin is calculated using net sales that excludes the $5 million impact of returns related to certain French Door Countertop Ovens recall for purposes of comparability.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended September 30, 2025				Nine Months Ended September 30, 2025
	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]
Home and Commercial Solutions	(10.0)%	0.7%	(0.5)%	(9.8)%	(8.8)%	0.6%	1.1%	(7.1)%
Learning and Development	(5.0)%	—%	(0.6)%	(5.6)%	(1.3)%	—%	0.3%	(1.0)%
Outdoor and Recreation	—%	—%	(0.9)%	(0.9)%	(6.7)%	—%	(0.2)%	(6.9)%
Total Company	(7.2)%	0.3%	(0.5)%	(7.4)%	(5.8)%	0.3%	0.7%	(4.8)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended September 30, 2025				Nine Months Ended September 30, 2025
	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]

North America	(8.3)%	0.4%	0.1%	(7.8)%	(7.2)%	0.5%	0.1%	(6.6)%
International	(4.8)%	—%	(1.8)%	(6.6)%	(2.9)%	—%	1.7%	(1.2)%
Total Company	(7.2)%	0.3%	(0.5)%	(7.4)%	(5.8)%	0.3%	0.7%	(4.8)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions and divestitures, retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]"Divestitures and other, net" includes certain product line exits, returns related to the French Door Countertop Ovens recall (within the Home and Commercial Solutions segment) and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2025 reported sales and is calculated by applying the 2024 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2025 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
(Amounts in millions)

NORMALIZED EBITDA RECONCILIATION

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2025	2024	$	%	2025	2024	$	%

Net income (loss), as reported under GAAP [1]	$21	$(198)	$219	NM	$30	$(162)	$192	NM
Total normalized adjustments, net of tax [2]	49	267			135	379
Normalized net income (loss) [2]	70	69			165	217

Normalized income tax [3]	6	34			32	25
Interest expense, net [1]	83	75			237	223
Normalized depreciation and amortization [2] [4] [5]	53	56			161	170
Stock-based compensation [4]	13	16			46	49
Normalized EBITDA [6]	$225	$250	$(25)	(10.0)%	$641	$684	$(43)	(6.3)%
NM - NOT MEANINGFUL

[1]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three and nine months ended September 30, 2025 and 2024 in this release.
[2]Refer to Total normalized adjustments, net of tax in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and nine months ended September 30, 2025 and 2024 in this release.
[3]Refer to Normalized income tax provision in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and nine months ended September 30, 2025 and 2024 in this release.
[4]Refer to "Consolidated Statement of Cash Flows (Unaudited)" for the nine months ended September 30, 2025 and 2024 in this release.
[5]Normalized depreciation and amortization exclude the amortization of acquired intangibles. For the three months ended September 30, 2025 and 2024 excludes $24 million and $25 million, respectively and $70 million and $75 million for the nine months ended September 30, 2025 and 2024, respectively.
[6]The Company defines Normalized EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain items and non-cash stock-based compensation expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND TRAILING 12-MONTHS NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	Trailing-twelve months ended September 30, 2025	Twelve months ended December 31, 2024	Trailing-twelve months ended September 30, 2024
Net debt reconciliation:
Short-term debt and current portion of long-term debt	$237	$87	$869
Long-term debt	4,540	4,508	4,092
Gross debt	4,777	4,595	4,961
Less: Cash and cash equivalents	229	198	494
Net debt [1]	$4,548	$4,397	$4,467

Net loss, as reported under GAAP	$(24)	$(216)	$(248)

Normalized adjustments:
Restructuring:
Severance and other employee termination costs	25	40	54
Contract termination and other costs	2	5	5
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	20	29	37
Duplicative costs pending facility closure or exit of business activity	12	9	9
Consulting costs	—	8	9
Amortization of acquired intangible assets	94	99	94
Impairment of acquired intangible assets	85	345	328
(Gain) loss on divestitures and transaction costs	(5)	6	9
(Gain) loss on pension settlement	(1)	(1)	60
Argentina hyperinflationary charge	17	16	27
Other, net	34	11	11
Normalized income tax adjustments	(25)	(65)	(105)
Total normalized adjustments, net of tax	258	502	538
Normalized net income	234	286	290

Normalized income tax	28	21	8
Interest expense, net	309	295	293
Normalized depreciation and amortization [2]	215	224	245
Stock based compensation expense	71	74	67
Normalized EBITDA	$857	$900	$903

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Normalized depreciation and amortization excludes from GAAP depreciation and amortization acquisition amortization expense of $94 million and $99 million associated with amortization of intangible assets recognized in purchase accounting for both the trailing-twelve months ended September 30, 2025 and 2024 and for the year ended December 31, 2024, respectively.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NORMALIZED OVERHEADS
(Amounts in millions)

	Three Months Ended September 30,
	2025	2024

Selling, general and administrative expenses, as reported under GAAP	$492	$536

Normalized Adjustments:
Amortization of acquired intangible assets	24	25
Restructuring-related costs	3	5
Transactions costs and other	2	1
Normalized selling, general and administrative expenses	463	505

Advertising and promotion costs	124	118

Normalized overheads [1]	$339	$387

As a % of net sales [2]	18.7%	19.9%

[1]Normalized overheads is calculated as selling, general and administrative expenses as reported under GAAP adjusted for certain items that are deemed stand-alone items apart from the Company's core operations ("Normalized Adjustments") and excluding advertising and promotion costs. Refer to Total normalized adjustments to operating income (loss), as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and nine months ended September 30, 2025 and 2024 in this release for further information.
[2]For the three months ended September 30, 2025, normalized overheads as percentage of net sales is calculated using net sales that excludes the $5 million impact of returns related to the French Door Countertop Ovens recall for purposes of comparability.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending December 31, 2025			Twelve Months Ending December 31, 2025
Estimated net sales change (GAAP)	(4.0)%	to	(1.0)%	(5.0)%	to	(4.5)%
Estimated currency impact [1] and divestitures and other [2] , net	(1.0)%	to	(2.0)%	—%	to	0.5%
Core sales change (Non-GAAP) [3]	(5.0)%	to	(3.0)%	(5.0)%	to	(4.0)%

[1]“Currency Impact” represents the effect of foreign currency on 2025 estimated sales and is calculated by applying the 2024 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2025 estimated sales.
[2]"Divestitures and other, net" includes certain product line exits, returns related to the French Door Countertop Ovens recall (within the Home and Commercial Solutions segment) and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.